Exhibit 21.1

List of Subsidiaries of Fitell Corporation

Name of Subsidiaries	Jurisdiction
KMAS Capital and Investment Pty Ltd (“KMAS”)	Australia
GD Wellness Ptd Ltd (wholly-owned by KMAS)	Australia